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                                                                   EXHIBIT 10.07

                       RETIREMENT AND CONSULTING AGREEMENT

         THIS RETIREMENT AND CONSULTING AGREEMENT is entered into as of December 7, 2001, by and between Earnest W. Deavenport, Jr. ("Mr. Deavenport") and Eastman Chemical Company (the "Company").

         WHEREAS, Mr. Deavenport has served for many years as the Chief Executive Officer and Chairman of the Board of Directors of the Company; and

         WHEREAS, Mr. Deavenport desires to retire from active employment with the Company effective as of December 31, 2001; and

         WHEREAS, Mr. Deavenport has agreed to provide advice and assistance to the Company as requested on a consulting basis through December 31, 2004;

         THEREFORE, in consideration of the mutual covenants and agreements described below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Mr. Deavenport and the Company agree as follows:

         1. RETIREMENT. Mr. Deavenport hereby confirms his previously announced intention to retire from active employment with the Company effective as of December 31, 2001 (the "Retirement Date"). The Company hereby accepts Mr. Deavenport's retirement from active employment and his resignation as a director and officer of the Company, effective as of the Retirement Date.

         2. CONSULTING SERVICES. In recognition of the significant value to the Company of the availability of a person of Mr. Deavenport's experience, the Company hereby engages Mr. Deavenport as a consultant for the period from December 31, 2001 through December 31, 2004 (the "Consulting Period"). Mr. Deavenport hereby agrees during the Consulting Period to consult with management of the Company as requested from time to time. In consideration of his consulting services hereunder, the Compensation and Management Development Committee of the Board of Directors of the Company has granted to Mr. Deavenport an option to acquire 100,000 shares of common stock of the Company and an award of 30,000 shares of restricted stock of the Company.

         3.       POST-RETIREMENT BENEFITS.

         (a) Incentive Awards. Any stock options, restricted stock awards or other incentive awards that are held by Mr. Deavenport as of the Retirement Date shall survive the Retirement Date in accordance with their respective terms.

         (b) Vested Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to Mr. Deavenport any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including, without limitation, retirement plans of the Company.

         (c) Additional Benefits. In recognition of Mr. Deavenport's significant tenure with the Company, and in consideration of his continuing compliance with the Restrictive Covenants in Section 4 hereof, the Company will provide Mr. Deavenport with the following additional post-retirement benefits.

                  (i) For three years after the Retirement Date, the Company will provide financial counseling services to Mr. Deavenport at a level consistent with such services provided to other retired executives of the Company.

                  (ii) For three years after the Retirement Date, the Company will continue to pay the cost and monitoring fees for the home security systems currently installed in Mr. Deavenport's residences.

                  (iii) For three years after the Retirement Date, Mr. Deavenport will be provided personal umbrella liability insurance coverage at the level of coverage currently provided to him.


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                  (iv)     Until his 70th birthday, the Company will provide Mr.
Deavenport access to secretarial assistance and information technology equipment and services which will enable him to effectively handle his consulting services under this agreement and external board responsibilities.

                  (v) During his lifetime, the Company will continue to provide Mr. Deavenport access to the Company's Executive Health Plan with the Mayo Clinic or an equivalent program used by the Company.

                  (vi) Effective as of December 31, 2001, the Company will transfer to Mr. Deavenport the membership in the Virginian Golf Club which is currently in Mr. Deavenport's name, after which time Mr. Deavenport will be responsible for paying the continuing annual membership fee. In exchange, Mr. Deavenport will provide privileges under this membership to the Company for corporate entertainment purposes for a period of three years after the Retirement Date.

                  (vii) If requested by Mr. Deavenport on or before December 31, 2001, the Company will place the house on 2156 Westwind Drive, Kingsport, Tennessee, in the Company's Home Purchase Plan.

         4.       RESTRICTIVE COVENANTS.

         (a) General. Mr. Deavenport and the Company understand and agree that the purpose of the provisions of this Section 4 is to protect legitimate business interests of the Company, and is not intended to impair or infringe upon Mr. Deavenport's right to work, earn a living, or acquire and possess property from the fruits of his labor. Mr. Deavenport hereby acknowledges that he has received good and valuable consideration for the post-employment restrictions set forth in this Section 4 in the form of the post-retirement benefits provided for herein and the grant of stock options and other incentive awards from time to time by the Company. Mr. Deavenport hereby further acknowledges that the post-employment restrictions set forth in this Section 4 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the Retirement Date. Therefore, subject to the limitations of reasonableness imposed by law, Mr. Deavenport agrees to the restrictions set forth in this Section 4.

         (b)      Definitions. The following capitalized terms used in this
Section 4 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                  "Company" as used in this Section 4 shall refer to the Company and its successors.

                  "Competitive Services" means the businesses in which the Company is engaged as of the Retirement Date, including without limitation, the manufacture and supply of specialty chemicals and plastics, including the coatings, adhesives, specialty polymers and inks, performance chemicals and intermediates and specialty plastics businesses of the Company and the continuation of the Company's strategic initiatives in less capital intensive businesses and the manufacture and supply of polyethylene terephthalate polymers, or PET polymers, acetate fibers and polyethylene products.

                  "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

                  "Protected Customers" means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Retirement Date.

                  "Restrictive Covenants" means the restrictive covenants contained in Section 4(c) hereof.

         (c)      Restrictive Covenants.

                  (i) Confidentiality. Mr. Deavenport agrees that he will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any of its subsidiaries or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole. It is understood, however, that the obligations of this Section 4(c)(i) shall not apply to the extent that the aforesaid matters
(1) are disclosed in circumstances where Mr. Deavenport is legally required to do so, or (2) become generally known to and available for use by the public otherwise than by Mr. Deavenport's wrongful act or omission.


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                  (ii)     Restriction on Relationships with Protected
Customers. Mr. Deavenport understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Mr. Deavenport's own use. Accordingly, Mr. Deavenport hereby agrees that, during the Consulting Period, he will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services.

                  (iii) Other Covenants. Any additional restrictive covenants that are contained in any other agreement between Mr. Deavenport and the Company shall survive the Retirement Date and be enforceable in accordance with their terms, including without limitation (i) the forfeiture provisions applicable to any stock options or other incentive awards held by Mr. Deavenport that were granted under the Company's 1994 Omnibus Long-Term Compensation Plan or 1997 Omnibus Long-Term Compensation Plan or any agreement evidencing such awards, and
(ii) the terms of that certain Special Employees' Agreement, dated as of June 6, 1960, between Mr. Deavenport and the Company, the terms of which covenants are deemed to be incorporated herein by reference.

         (d)      Enforcement of Restrictive Covenants.

                  (i) Rights and Remedies Upon Breach. In the event Mr. Deavenport breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Mr. Deavenport from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (ii) Severability of Covenants. Mr. Deavenport acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Mr. Deavenport in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable laws.

         5. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be enforceable by Mr. Deavenport's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. This Agreement shall also be binding upon and inure to the benefit of any successor to the Company by reason of any merger, consolidation, sale of assets, spin-off, split-up, dissolution, debt foreclosure or other reorganization of the Company.

         6. PRIOR AGREEMENTS. Mr. Deavenport and the Company agree that from and after the Retirement Date, this Agreement supersedes and terminates that certain Severance Agreement between Mr. Deavenport and the Company, dated as of December 8, 1995, as amended (the "Severance Agreement") and any and all other prior employment, separation or similar agreements, oral or written, between Mr. Deavenport and the Company, and that the mutual benefits and obligations of each of the parties are solely as provided for and contained in this Agreement. The parties agree that from and after the Retirement Date, the Company and its affiliates owe no additional amounts to Mr. Deavenport, other than those amounts set forth or referenced in this Agreement, including the awards referenced in Section 3(a) hereof and the vested benefits referenced in
Section 3(b) hereof.

         7. CERTAIN ACKNOWLEDGMENTS. Mr. Deavenport and the Company acknowledge that the payments and benefits described in this Agreement may be taxable income, and each party covenants to comply with all federal and


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state income and employment tax requirements, including all reporting and withholding requirements, relating thereto. Mr. Deavenport acknowledges that the payments and benefits described in this Agreement exceed those which he would normally receive upon termination of his employment relationship and that such additional payments and benefits are in exchange for his signing this Agreement.

         8. MISCELLANEOUS. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Tennessee. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  Earnest W. Deavenport, Jr.

                                  By:
                                     -------------------------------------------
                                     B. Fielding Rolston
                                     Vice President, Human Resources and Quality

                                  By:
                                     -------------------------------------------
                                     Lee Liu
                                     Chairman, Compensation and Management
                                     Development Committee


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